Exhibit 10.2

[FORM OF]

AMENDED AND RESTATED
ETHANOL MARKETING AGREEMENT
([__________] PROJECT)

by and between

PACIFIC ETHANOL [__________], LLC

and

KINERGY MARKETING, LLC

Dated as of June 30, 2011

i

Article IX	FORCE MAJEURE	14

9.1	Definition	14
9.2	Effect	15
9.3	Limitations	15

Article X	DISPUTE RESOLUTION	15

10.1	Attempts to Settle	15
10.2	Resolution by Expert	15
10.3	Arbitration	16
10.4	Consequential and Punitive Damages	16
10.5	Finality and Enforcement of Decision	16
10.6	Costs	16
10.7	Continuing Performance Obligations	16

Article XI	CONFIDENTIALITY	16

Article XII	ASSIGNMENT AND TRANSFER	17

Article XIII	MISCELLANEOUS	17

13.1	Entire Agreement	17
13.2	Counterparts	17
13.3	Survival	17
13.4	Severability	17
13.5	Governing Law	18
13.6	Binding Effect	18
13.7	Notices	18
13.8	Amendment	19
13.9	No Implied Waiver	19
13.10	Lines of Credit	19

Exhibit A	Form of PEI Guaranty
Exhibit B	Operating Protocol
Exhibit C	Certain Customers
Exhibit D	Benchmarking

ii

This AMENDED AND RESTATED ETHANOL MARKETING AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into by and between PACIFIC ETHANOL [__________], LLC, a Delaware limited liability company (“Project Company”), and KINERGY MARKETING, LLC, an Oregon limited liability company (“Kinergy”), as of June 30, 2011.  Project Company and Kinergy are each individually referred to herein as a “Party”, and collectively are referred to herein as the “Parties”.

RECITALS

A.           The Parties hereto were previously party to that certain Ethanol Marketing Agreement, dated as of [_______], 2010 (the “Prior Agreement”), pursuant to which Kinergy provided certain services to Project Company.

B.           Kinergy provides marketing services for denatured fuel ethanol production facilities.

C.           Project Company is the owner of an approximately [___] million gallons-per-year denatured fuel ethanol production facility in [__________], [__________] (the “Facility”) and Project Company has requested that Kinergy provide denatured fuel ethanol marketing services for the Facility and maintain lines of credit available of not less than $5,000,000.

D.           The Parties desire to amend and restate in its entirety the Prior Agreement and enter into this Amended and Restated Ethanol Marketing Agreement pursuant to which Kinergy will provide such marketing services.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1           Definitions.  The following terms shall have the meanings set forth below when used in this Agreement:

“Act of Insolvency” means, with respect to any Person, any of the following:  (a) commencement by such Person of a voluntary proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (b) the filing of an involuntary proceeding against such Person under any jurisdiction’s bankruptcy, insolvency or reorganization law which is not vacated within 60 days after such filing; (c) the admission by such Person of the material allegations of any petition filed against it in any proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (d) the adjudication of such Person as bankrupt or insolvent or the winding up or dissolution of such Person; (e) the making by such Person of a general assignment for the benefit of its creditors (assignments for a solvent financing excluded); (f) such Person fails or admits in writing its inability to pay its debts generally as they become due; (g) the appointment of a receiver or an administrator for all or a substantial portion of such Person’s assets, which receiver or administrator, if appointed without the consent of such Person, is not discharged within 60 days after its appointment; or (h) the occurrence of any event analogous to any of the foregoing with respect to such Person occurring in any jurisdiction.

“Affiliate” of a specified Person means any corporation, partnership, sole proprietorship or other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified.  The term “control” means the ownership, either direct or indirect, of twenty-five percent (25%) or more of the voting securities (or comparable equity interests) or other ownership interests of a Person, or the possession, either direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

“Agreement” has the meaning given to such term in the preamble hereto.

“Asset Management Agreement” means that certain Second Amended and Restated Asset Management Agreement by and among PEI, as Manager, Pacific Ethanol Stockton, LLC, Pacific Ethanol Holding Co. LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC and Pacific Ethanol Magic Valley, LLC, dated as of June 30, 2011, as the same may be amended, supplemented or otherwise modified from time to time.

 “Bilateral Transaction” means a transaction entered into by Kinergy with one or more Third Parties consisting of one or more forward sales of Ethanol, with respect to which Ethanol produced at the Facility by Project Company is sold to such Third Party or Third Parties.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Sacramento, California or New York, New York are required or authorized to be closed.

“Change of Control” has the meaning ascribed thereto in the Credit Agreement.

“Credit Agreement” means the Credit Agreement, dated as of June 25, 2010, by and among Pacific Ethanol Holding Co. LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Stockton, LLC, Pacific Ethanol Magic Valley, LLC, and Pacific Ethanol Columbia, LLC, as Borrowers, Pacific Ethanol Holding Co. LLC, as Borrowers’ Agent, WestLB AG, New York Branch, as the administrative agent and the collateral agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time.

“Dispute” means a dispute, controversy or claim.

“Ethanol” means denatured fuel ethanol produced by the Facility satisfying the American Society for Testing and Materials (ASTM) D4806 specifications for denatured fuel ethanol.

“Expert” means an expert having sufficient technical expertise to address the matter subject to a Dispute.

“Extension Notice” has the meaning assigned to such term in Section 4.1.

“Facility” has the meaning given to such term in the recitals hereto.

“Financing Documents” means any and all loan agreements, credit agreements (including the Credit Agreement), reimbursement agreements, notes, indentures, bonds, security agreements, pledge agreements, mortgages, guarantee documents, intercreditor agreements, subscription agreements, equity contribution agreements and other agreements and instruments relating to the financing (or refinancing) of the ownership, operation and maintenance of the Facility.

“Financing Parties” means the banks, lenders, noteholders and/or other financial institutions (or an agent or trustee thereof) party to the Financing Documents.

“Force Majeure Event” has the meaning set forth in Section 9.1.

“Good Industry Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the ethanol production or marketing (as the case may be) industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  “Good Industry Practice” is not limited to a single, optimum practice, method or act to the exclusion of others, but rather is intended to include acceptable practices, methods or acts generally accepted in the region.

“Governmental Authority” means any United States federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body.

“Incentive Fee” means, for each Bilateral Transaction, the product of 1.0% multiplied by the aggregate amount of the Purchase Price for such Bilateral Transaction; provided, however, that in no event shall the Incentive Fee for any Bilateral Transaction be less than $.015 per gallon nor greater than $.0225 per gallon.

“Incentive Fee (Estimated)” means, for each Bilateral Transaction, the product of 1.0% multiplied by the aggregate amount of the Purchase Price (Estimated) for such Bilateral Transaction; provided, however, that in no event shall the Incentive Fee (Estimated) for any Bilateral Transaction be less than $.015 per gallon nor greater than $.0225 per gallon.

“Kinergy” has the meaning given to such term in the preamble hereto.

“Kinergy Indemnified Person” has the meaning given to such term in Section 7.2.

“Law” means any law, statute, act, legislation, bill, enactment, policy, treaty, international agreement, ordinance, judgment, injunction, award, decree, rule, regulation, interpretation, determination, requirement, writ or order of any Governmental Authority.

“Liabilities” has the meaning given to such term in Section 7.1.

“Minimum Rating Criteria”, with respect to any Person, means such Person has a senior unsecured debt rating of at least “Baa2” by Moody’s or “BBB” by S&P or an equivalent rating from another nationally recognized rating agency, provided that each Person set forth on Exhibit C hereto shall be deemed to satisfy the Minimum Rating Criteria.

“Monthly Date” means the last Business Day of each calendar month.

“Moody’s” means Moody’s Investors Service Inc., and any successor thereto that is a nationally recognized rating agency.

“NewCo” means New PE Holdco LLC, a Delaware limited liability company and the indirect owner on the date hereof of all the equity interests in Project Company.

“Party” or “Parties” has the meaning given to such term in the preamble hereto.

“Payment Adjustment Date” has the meaning given to such term in Section 3.1(b).

“PEI” means Pacific Ethanol, Inc., a Delaware corporation.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies and other organizations, whether or not legal entities, Governmental Authorities and any other entity.

“Prime Rate” means the rate per annum listed as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal from time to time.

“Prior Agreement” has the meaning assigned to such term in the Recitals.

 “Project Company” has the meaning given to such term in the preamble hereto.

“Project Company Indemnified Person” has the meaning given to such term in Section 7.1.

“Purchase Price” means, subject to Section 3.1(a), (a) for each Bilateral Transaction that is part of a “pooling” arrangement by Kinergy among Affiliate Persons that are “Borrowers” under and as defined in the Credit Agreement, the product of (i) the weighted average delivered price of denatured fuel ethanol attributable to sales of denatured fuel ethanol which were brokered by Kinergy for such Persons during the applicable calendar month multiplied by (ii) the amount (expressed in gallons) of Ethanol delivered by Project Company to Kinergy hereunder during such calendar month in respect of such Bilateral Transactions or (b) for each Bilateral Transaction that is not part of any such arrangement, the aggregate gross payments received by Kinergy (or, if the applicable Third Party defaults in its payment obligations to Kinergy in respect of such Bilateral Transaction, the aggregate amount of gross payments which Kinergy was entitled to receive) for such Bilateral Transaction from the applicable Third Party; provided that, in any event, Kinergy shall elect, in its sole discretion at the time of entering into any Bilateral Transaction (and by notice to Project Company), whether such Bilateral Transaction is part of any such “pooling” arrangement.

“Purchase Price (Estimated)” means, with respect to each Bilateral Transaction, the anticipated aggregate payments of Purchase Price with respect to such Bilateral Transaction (as reasonably determined by Kinergy).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Third Party” means any Person (other than PEI or a subsidiary thereof) that enters into a Bilateral Transaction with Kinergy.

“Transportation Costs” means, for each Bilateral Transaction, all actual, out-of-pocket and documented costs and other expenses incurred by or on behalf of Kinergy in connection with the transportation of Ethanol to the applicable Third Party, including truck, rail, barge and/or terminal costs.

“Transportation Costs (Estimated)” means, for each Bilateral Transaction, the aggregate amount of Transportation Costs anticipated to be incurred by Kinergy in connection with such Bilateral Transaction (as reasonably determined by Kinergy).

1.2           Interpretation.  The following interpretations and rules of construction shall apply to this Agreement:  (a) titles and headings are for convenience only and will not be deemed part of this Agreement for purposes of interpretation; (b) unless otherwise stated, references in this Agreement to “Sections” or “Articles” refer, respectively, to Sections or Articles of this Agreement; (c) “including” means “including, but not limited to”, and “include” or “includes” means “include, without limitation” or “includes, without limitation”; (d) “hereunder”, “herein”, “hereto” and “hereof”, when used in this Agreement, refer to this Agreement as a whole and not to a particular Section or clause of this Agreement; (e) in the case of defined terms, the singular includes the plural and vice versa; (f) unless otherwise indicated, each reference to a particular Law is a reference to such Law as it may be amended, modified, extended, restated or supplemented from time to time, as well as to any successor Law thereto; (g) unless otherwise indicated, references to agreements shall be deemed to include all subsequent amendments, supplements and other modifications thereto; and (h) unless otherwise indicated, each reference to any Person shall include such Person’s successors and permitted assigns.

ARTICLE II
MARKETING ACTIVITIES

2.1           Bilateral Transactions.

(a)           Subject to the terms hereof, Project Company hereby grants Kinergy the exclusive right to market, purchase and sell all of Project Company’s Ethanol commencing on June 30, 2011 and continuing through the expiration or early termination of this Agreement, provided, that during the continuance of any default by Kinergy that would allow Project Company to terminate this Agreement pursuant to Section 4.3 or during the 30-day cure period provided in Section 4.3(c) (notwithstanding such cure period), if Kinergy is not performing its obligations with respect to marketing Project Company’s Ethanol or during the continuance of any Force Majeure Event (including the effects thereof) that renders Kinergy unable to perform its obligations under this Agreement, then Project Company shall have the right to engage any other Person to market, purchase and sell Project Company’s Ethanol and Kinergy shall not be entitled to any compensation (including Incentive Fees) with respect to any replacement services provided by such Person.  Kinergy shall use its reasonable commercial efforts to solicit, negotiate and enter into, and Kinergy shall perform, Bilateral Transactions with Third Parties.  Kinergy shall have absolute discretion in the solicitation, negotiation, administration (including the collection of payments), enforcement and execution of Bilateral Transactions and all sales of Ethanol produced by the Facility shall be effectuated by Bilateral Transactions.  Kinergy shall not enter into any transaction in respect of Project Company’s Ethanol that (i) is not a Bilateral Transaction; (ii) requires deliveries of ethanol more than one hundred eighty (180) days after the date of execution of such transaction or (iii) is with a counterparty that does not satisfy the Minimum Rating Criteria, in each case without the prior written consent of Project Company, which consent may be withheld by Project Company in its discretion.  Project Company hereby grants Kinergy the power and authority necessary to perform its obligations and exercise its rights hereunder.

(b)           As further described in Sections 2.3, 2.4 and 2.6 below and except as otherwise provided herein, Project Company shall provide Ethanol to Kinergy free and clear of all liens and encumbrances.

(c)           Kinergy shall perform its obligations hereunder and under Bilateral Transactions in accordance with this Agreement, applicable Laws and Good Industry Practice and shall use commercially reasonable efforts to maximize the proceeds generated from the sale of Ethanol.

(d)           Kinergy shall at all times maintain available lines of credit of not less than $5,000,000.

2.2           Storage.  Kinergy acknowledges that Project Company has only limited storage capacity and Kinergy agrees that it shall take any Ethanol requested by Kinergy within seven days (or such longer period of time as may reasonably be agreed by Project Company) of the time that Project Company has made such Ethanol available to Kinergy.

2.3           Obligations of Project Company.

(a)           Project Company shall provide Kinergy with all information reasonably requested by Kinergy, and Project Company shall assist Kinergy as reasonably requested in the solicitation, negotiation and performance of Bilateral Transactions.

(b)           Notwithstanding anything to the contrary herein, Project Company shall not be responsible for the delivery of any Ethanol to Kinergy during any periods of scheduled Facility maintenance (unless and to the extent the applicable Ethanol is available to be delivered to Kinergy from Project Company’s storage facilities); provided, that, at any time that PEI or one of its Affiliates is not the asset manager pursuant to the Asset Management Agreement (or any successor agreement), Kinergy shall have received at least ten Business Days prior notice of such scheduled maintenance (it being acknowledged and agreed that if Kinergy does not receive at least ten Business Days prior notice, then such maintenance activity shall be deemed to be a mechanical breakdown and covered by clause (c) below for purposes hereof).

(c)           If on any day, Project Company is unable to perform its obligations to deliver Ethanol under this Agreement due to a mechanical breakdown (including a forced outage of the Facility) that is not a Force Majeure Event and such mechanical breakdown has continued for more than three consecutive days, Kinergy shall, at Project Company’s option and at Project Company’s expense, and provided that,  at any time that PEI or one of its Affiliates is not the asset manager pursuant to the Asset Management Agreement (or any successor agreement), Project Company provides Kinergy with prompt notice of its intent to exercise such option, use commercially reasonable efforts to identify and procure replacement Ethanol to be delivered to the Third Party under the applicable Bilateral Transaction.  In such event, if and only if the Parties reach agreement as to an alternative delivery point, Kinergy shall acquire and deliver replacement Ethanol in a quantity sufficient to meet the contract quantity of such Bilateral Transaction at such alternate point (and Project Company shall be responsible for all transportation costs associated therewith).  In all other instances, Project Company shall be responsible for any damages incurred by Kinergy in connection with Kinergy’s failure to perform under the applicable Bilateral Transaction as a result of such mechanical breakdown (it being acknowledged and agreed that Kinergy shall use commercially reasonable efforts to mitigate the effects of any such mechanical breakdown and Project Company’s resulting inability to deliver Ethanol).

(d)           At the request of Project Company, Kinergy will cause PEI to execute and deliver and maintain in full force and effect a guaranty in the form of Exhibit A hereto.

2.4           Back-to-Back Transactions.  Each Bilateral Transaction undertaken by Kinergy shall immediately and automatically, without necessity of further documentation or any action whatsoever by any of the Parties, create and cause to be undertaken according to the terms of this Agreement an equivalent transaction in terms of the obligation to deliver Ethanol, the quantity of Ethanol sold and the timing for the delivery of such Ethanol by Project Company with Kinergy (as if Kinergy were the Third Party).

2.5           Netting.  Netting of amounts due in respect of Bilateral Transactions between Kinergy and a Third Party may arise in circumstances in which Kinergy owes amounts to such Third Party in respect of Bilateral Transactions and, at the same time, such Third Party owes amounts to Kinergy in respect of Bilateral Transactions.  In such circumstances, the party owing the greater amount may pay such amount to the other party as reduced by the amount owed to it and both parties will be deemed to have satisfied their obligations thereby.  When such netting occurs, for purposes of this Agreement, for all Bilateral Transactions that have been subject to such netting arrangements, Kinergy shall be deemed to have paid amounts owed by it and to have received amounts owed to it.

2.6           Title; Delivery Point; Nominations; Measurement.

(a)           Project Company shall deliver Ethanol to Kinergy in respect of Bilateral Transactions (or corresponding back-to-back transactions under Section 2.4) at the inlet flange of the applicable receiving truck, barge or railcar that will remove such Ethanol from the Facility.  Title to, risk of loss with respect to and the obligation to transport such Ethanol shall pass from Project Company to Kinergy at such delivery point.  The Parties acknowledge that the quality and quantity of Ethanol may degrade or shrink after such Ethanol is delivered by Project Company to Kinergy at such delivery point, and the Parties acknowledge that the risk of such degradation or shrinkage and all other risk of loss shall be borne by Kinergy.

(b)           Kinergy and Project Company shall utilize the previously agreed upon operating protocol, with respect to the mechanics, timing and process for (i) Kinergy to communicate to Project Company its Ethanol requirements on a monthly, weekly and daily basis, (ii) determining the quantity of Ethanol to be stored by Project Company in its storage facilities, and (iii) implementing the Ethanol sales contemplated by this Agreement.  A copy of such operating protocol is attached hereto as Exhibit B.  By mutual agreement, such operating protocol shall be updated from time to time thereafter.

(c)           Project Company agrees to collect samples of each shipment of Ethanol it delivers to Kinergy hereunder and keep such samples for 30 days.  Project Company shall label each sample to include the customer order number and any other information reasonably necessary to identify such Ethanol and the applicable shipment.  Kinergy shall have the right, upon reasonable notice and at reasonable times and at its expense, to test such samples to confirm that the Ethanol delivered to it hereunder meets the requirements of this Agreement.  The Parties agree that the amount of Ethanol delivered hereunder (whether measured as net gallons, net liters or otherwise) shall be corrected to and correspondingly adjusted by a reference temperature of 60 degrees Fahrenheit or 15.56 degrees Celsius.

2.7           Benchmarking.  Kinergy shall furnish on a monthly basis a report benchmarking its performance in accordance with Exhibit D.

ARTICLE III
PAYMENTS

3.1           Fees and Payments.

(a)           Within ten days after the date Project Company delivers Ethanol to Kinergy in accordance with Section 2.6(a), Kinergy shall pay to Project Company an amount equal to (i) the Purchase Price (Estimated) with respect to the Bilateral Transaction to which such delivery of Ethanol relates minus (ii) the aggregate amount of Transportation Costs (Estimated) with respect to such Bilateral Transaction minus (iii) the aggregate amount of the Incentive Fee (Estimated) with respect to such Bilateral Transaction (it being acknowledged that Kinergy shall retain for its own account the amount of such Transportation Costs (Estimated) and Incentive Fee (Estimated), and that such amount represents an estimate of the net amounts to be paid to Project Company in connection with such Bilateral Transaction).  In connection with each such payment, Kinergy shall deliver to Project Company a statement detailing its calculations of the applicable Purchase Price (Estimated), the applicable Transportation Costs (Estimated) and the applicable Incentive Fee (Estimated).

(b)           Within the first five Business Days of each calendar month (each such date, a “Payment Adjustment Date”), the Parties shall reconcile and “true-up” the actual Purchase Price, Transportation Costs and Incentive Fees for all Bilateral Transactions entered into since the previous Payment Adjustment Date, with the intent of the Parties being that Kinergy shall make up the difference of any “under estimations” and Project Company shall refund any “over estimations”.  For example, if there are “under estimations” then Kinergy shall pay to Project Company an amount equal to:

(i)           (A) the Purchase Price with respect to such Bilateral Transaction minus (B) the Purchase Price (Estimated) with respect to such Bilateral Transaction (to the extent actually paid by Kinergy to Project Company pursuant to Section 3.1(a)), minus

(ii)           (A) the Transportation Costs with respect to each such Bilateral Transaction minus (B) the Transportation Costs (Estimated) with respect to such Bilateral Transaction, minus

(iii)           (A) the Incentive Fee with respect to each such Bilateral Transaction minus (B) the Incentive Fee (Estimated) with respect to such Bilateral Transaction.

Each such monthly reconciliation or “true-up” payment shall be paid by Kinergy or Project Company (as applicable) no later than five Business Days after the applicable Payment Adjustment Date.  Each Party acknowledges that Kinergy (and not Project Company) bears the risk of non-payment by (a) a Third Party in connection with a Bilateral Transaction with respect to any Third Party (or an Affiliate thereof) that does not satisfy the Minimum Rating Criteria and (b) PEI or any Affiliate thereof that purchases Ethanol from Project Company; provided that Project Company and Kinergy acknowledge and agree that any risk of non-payment not borne by Kinergy shall be shared on a pro rata basis among Project Company and each other Person with respect to which sales are brokered by Kinergy (with such pro rata calculations based upon the amount (expressed in gallons) of Ethanol delivered by, or on behalf of, each such Person during the applicable period in respect of which nonpayment has occurred), all as reasonably determined by Kinergy.

(c)           Notwithstanding anything to the contrary in clause (a) or (b) above, if Project Company defaults in its obligation to provide Ethanol to Kinergy in accordance with the terms of this Agreement (including, without limitation, as contemplated by Section 2.3(c)), then Kinergy shall be entitled to set-off and deduct from current and/or future payments owed to Kinergy by Project Company (including the estimated payments pursuant to clause (a) above and the reconciliation and “true-up” payments pursuant to clause (b) above) an amount equal to, as applicable (i) the amount of damage payments owed by Kinergy to the applicable Third Party for failure to provide such Ethanol or (ii) the cost of any replacement Ethanol procured by Kinergy to satisfy the requirements of any Bilateral Transaction, each as a result of Project Company’s failure to perform hereunder net of any revenues received in respect of such Bilateral Transaction.

3.2           Overdue Payments; Billing Dispute.  If Project Company or Kinergy, in good faith, disputes the amount of any payment received by it or to be paid by it or set-off pursuant to Section 3.1 above, the disputing Party shall immediately notify the other Party of the basis for the dispute.  The Parties will then meet and use their best efforts to resolve any such dispute.  If any amount is ultimately determined to be due to or permitted to be set-off by Project Company or Kinergy (as the case may be), to the extent not previously paid or set-off, (a) Kinergy (or Project Company, as the case may be) shall pay such amount to Project Company (or Kinergy, as the case may be) within five Business Days of such determination or (b) Kinergy (or Project Company, as the case may be) may then set-off such amount (as the case may be).  If any Party shall fail to make any payment when due hereunder, such overdue payment shall accrue interest at the Prime Rate plus 2% from the date originally due until the date paid.

3.3           Audit.  Notwithstanding the payment of any amount pursuant to this Article III, Project Company shall remain entitled (upon reasonable prior notice, at reasonable times and at Kinergy’s corporate offices) and the administrative agent under the Credit Agreement (and its consultants, as directed by the administrative agent) shall be entitled (upon reasonable prior notice, not more than once per calendar quarter and at Kinergy’s corporate offices) to conduct a subsequent audit and review of (a) all Bilateral Transactions and related records to verify the amount of gross payments, Incentive Fees, Transportation Costs and damage payments and (b) the determination and calculation of the Purchase Price, in each case for a period of two years from and after the applicable Payment Adjustment Date.  If, pursuant to such audit and review, it is determined that any amount previously paid by Kinergy to Project Company did not constitute all of the amounts which should have been paid to Project Company, Project Company shall advise Kinergy indicating such amount and the reason the amount should have been paid to Project Company and, subject to the next two sentences, Kinergy shall pay such amount to Project Company within five Business Days of such request along with interest accrued at the Prime Rate plus 2% from the date originally due until the date paid.  If the Parties do not agree with respect to any item so noted, the Parties will then meet and use their best efforts to resolve the dispute.  If Parties are not able to resolve issues raised by such an audit and review, any disputed items will be resolved in accordance with the provisions of Article X.

ARTICLE IV
TERM; TERMINATION

4.1           Term.  This Agreement shall be effective on the date hereof and, unless earlier terminated in accordance with its terms, shall continue in effect until and including June 30, 2012; provided, either Kinergy or Project Company may extend this Agreement for additional one year periods, in each case by written notice to the other (an “Extension Notice”) delivered not less than ninety (90) days prior to the end of the original or renewal term, provided further that this Agreement shall nonetheless terminate if the recipient of any such Extension Notice rejects such Extension Notice not more than fifteen (15) days after receipt of the Extension Notice.

4.2           Project Company Defaults and Kinergy Remedies.  Upon the occurrence of any of the following events, Kinergy may exercise such rights and remedies as may be available to it at law or in equity, including the right to terminate this Agreement, by written notice to Project Company, provided, that no such notice shall be required for a termination pursuant to clause (b) of this Section 4.2:

(a)           the failure by Project Company to make any payment, deposit or transfer required hereunder within thirty (30) Business Days after the date such payment, deposit or transfer is due, and such failure continues for fifteen (15) Business Days after receipt of written notice from Kinergy of such failure;

(b)           the occurrence of an Act of Insolvency with respect to Project Company; or

(c)           the failure of Project Company to perform any of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from Kinergy of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as Project Company is diligently attempting to cure such failure.

4.3           Kinergy Defaults and Project Company Remedies.  Upon the occurrence of any of the following events, Project Company may exercise such rights and remedies as may be available to it at law or in equity, including the right to terminate this Agreement, by written notice to Kinergy, provided, that no such notice shall be required for a termination pursuant to clause (b) of this Section 4.3:

(a)           the failure by Kinergy to make any payment, deposit or transfer required hereunder within fifteen (15) Business Days after the date such payment, deposit or transfer is due, and such failure continues for fifteen (15) Business Days after receipt of written notice from Project Company of such failure;

(b)           the occurrence of an Act of Insolvency with respect to Kinergy; or

(c)           the failure of Kinergy to perform any of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from Project Company of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as Kinergy is diligently attempting to cure such failure.

4.4           Change of Control.

(a)           This Agreement shall terminate 45 days after the occurrence of (i) any Change of Control with respect to Project Company or any transfer, assignment, sale or other disposition of more than a  majority of the membership interests in Kinergy to any Person which is not an Affiliate of PEI or (ii) any transfer, assignment, sale or other disposition of all or substantially all of the assets comprising the Facility, unless in each case the Parties mutually agree to the contrary.

(b)           In the event that this Agreement (i) terminates pursuant to Section 4.4(a)(i) as a result of a Change of Control of Project Company or (ii) shall be terminated by Project Company pursuant to Section 4.3 above, Kinergy shall, if requested by Project Company, use its best efforts to assign to Project Company its interests in the rail car lease or leases (or the applicable portions thereof) to which Kinergy is a party and in respect of which are dedicated to the transportation of Ethanol purchased pursuant to this Agreement.

4.5           Effect of Termination.  No termination under this Article IV shall release any of the Parties from any obligations arising hereunder prior to such termination, including payment and obligations under any Bilateral Transaction (or such Bilateral Transaction’s corresponding back-to-back transaction arising under Section 2.4), that are not fully performed as of the date of such termination.  The exercise of the right of a Party to terminate this Agreement, as provided herein, does not preclude such Party from exercising other remedies that are provided herein or are available at law or in equity; provided, however, that no Party shall have a right to terminate, revoke or treat this Agreement as repudiated other than in accordance with the other provisions of this Agreement; and provided, further, that the Parties’ respective rights upon termination shall be subject to the liability limitations of Article IV. Except as otherwise set forth in this Agreement, remedies are cumulative, and the exercise of, or the failure to exercise, one or more remedies by a Party shall not, to the extent provided by Law, limit or preclude the exercise of, or constitute a waiver of, other remedies by such Party.

ARTICLE V
INSURANCE

5.1           Kinergy Insurance.  Without limiting any of the other obligations or liabilities of Kinergy under this Agreement, Kinergy shall at all times carry and maintain or cause to be carried and maintained, the minimum insurance coverage set forth in this Section:

(a)           Kinergy shall maintain or cause to be maintained (i) Workers’ Compensation insurance in compliance with the workers’ compensation laws of the states in which Kinergy provides services hereunder as extended by the Broad Form All States Endorsements, the United States Longshoreman’s and Harbor Workers’ Coverage Endorsements on an if-any-exposure basis and the Voluntary Compensation Coverage Endorsement, and (ii) Employer’s Liability (including Occupational Disease) coverage with limits of not less than $1,000,000, which shall cover all of Kinergy’s employees engaged in providing services hereunder.

(b)           Kinergy shall maintain or cause to be maintained automobile liability insurance for owned (if any), non-owned and hired vehicles with combined single limits for bodily injury/property damage not less than $1,000,000 per occurrence and containing appropriate no-fault insurance provisions wherever applicable.

(c)           Kinergy will maintain or cause to be maintained commercial general liability insurance with a limit for bodily injury/property damage of not less than $1,000,000 per occurrence and $2,000,000 in the annual aggregate.  Such coverage shall include premises/operations, explosion, collapse and underground property damage, broad form contractual, independent contractors, products/completed operations (including operator errors and omissions), broad form property damage, personal injury and incidental professional liability (if not covered under product/completed operations and if commercially available).

(d)           Kinergy shall maintain or cause to be maintained umbrella liability insurance providing coverage limits in excess of those set forth in Section (a), (b) and (c) above.  The limits of this umbrella coverage shall not be less than $10,000,000 per occurrence and in the annual aggregate.

(e)           Kinergy shall maintain or cause to be maintained pollution legal liability for sudden and accidental pollution for physical damage and bodily injury to third parties in an amount of $3,000,000 per occurrence and in the annual aggregate.

The terms and conditions of all insurance policies (including the amount, scope of coverage, deductibles, and self-insured retentions) shall be acceptable in all respects as of the effective date of this Agreement.  All insurance carried pursuant to this Section shall conform to the relevant provisions of this Agreement and be with insurance companies which are rated “A-, X” or better by Best’s Insurance Guide and Key Ratings, or other insurance companies of recognized responsibility satisfactory to Project Company.  Project Company shall be furnished with satisfactory evidence that the foregoing insurance is in effect and Project Company shall be notified 30 calendar days prior to the cancellation or material change of any such coverage.  Coverage for the insurance under Section (c) and (d) above shall be written on a claims made basis provided that if the policy is not renewed, Kinergy shall obtain for the benefit of Project Company an extended reporting period coverage or “tail” of at least three years past the final day of coverage of such policy.  Kinergy shall provide Project Company with evidence that such extended reporting period coverage or “tail” has been obtained.  Kinergy agrees to ensure that the insurance policies outlined in this Section require the insurer to waive subrogation against Project Company, the Financing Parties and their respective Affiliates together with their respective officers, directors, Affiliates and employees and all such Persons shall be an additional insured as their interests may appear with respect to all policies procured by Kinergy.

5.2           Kinergy Insurance Premiums and Deductibles.  All premiums for insurance coverage procured by Kinergy pursuant to Section 5.1 shall be reimbursed by Project Company upon demand.  Kinergy shall be liable for the payment of all deductibles on insurance policies obtained pursuant to Section 5.1, which amounts shall not be reimbursed by Project Company, provided that, to the extent that a claim under a policy described in Section 5.1 is attributable to Project Company’s (including its employees’ or agents’) gross negligence or willful misconduct, Project Company shall be liable for the entire amount of such deductible.  In no event shall any premiums, deductibles or any losses in excess of insurance coverage be reimbursed by Project Company hereunder.

ARTICLE VI
LIMITATIONS ON LIABILITY

6.1           No Consequential or Punitive Damages.  In no event shall either Party be liable to any other Party by way of indemnity or by reason of any breach of contract or of statutory duty or by reason of tort (including negligence or strict liability) or otherwise for any loss of profits, loss of revenue, loss of use, loss of production, loss of contracts or for any incidental, indirect, special or consequential or punitive damages of any other kind or nature whatsoever that may be suffered by such other Party, including any losses for which such other Party has insurance to the extent proceeds of insurance have been recovered for such losses.

6.2           Breach. Notwithstanding anything to the contrary herein, any failure, breach or default by Project Company under this Agreement that is caused by or is a result of a failure, breach or default by PEI under the Asset Management Agreement will not be a breach of this Agreement.

ARTICLE VII
INDEMNIFICATION

7.1           Project Company’s Indemnity.  Project Company shall defend, indemnify and hold harmless Kinergy and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of Kinergy and its Affiliates) (each, a “Project Company Indemnified Person”) from and against any and all third party claims, actions, damages, expenses (including reasonable and documented attorneys’ fees and expenses), losses, settlements or liabilities (collectively, “Liabilities”) incurred or asserted against any Project Company Indemnified Person (a) as a result of any failure on the part of Project Company to perform Project Company’s obligations under this Agreement (including with respect to any back-to-back transaction under Section 2.4), or (b) arising out of or in any way connected with the grossly negligent acts or omissions of Project Company or its Affiliates.

7.2           Kinergy’s Indemnity.  Kinergy shall defend, indemnify and hold harmless Project Company and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of Project Company and their Affiliates) (each, a “Kinergy Indemnified Person”) from and against any and all third party Liabilities incurred or asserted against any Kinergy Indemnified Person (a) as a result of any failure on the part of Kinergy to perform its obligations under this Agreement (including with respect to any Bilateral Transaction), or (b) arising out of or in any way connected with the grossly negligent acts or omissions of Kinergy or its Affiliates.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Each Party represents that (i) it is duly organized under its jurisdiction of formation and in good standing in each jurisdiction where its failure to so qualify could have a material adverse effect on its ability to perform its obligations hereunder, (ii) it has all necessary power and authority to enter into this Agreement, (iii) it has duly authorized, executed and delivered this Agreement and (iv) this Agreement constitutes a legal, valid and binding obligation of such Party enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

ARTICLE IX
FORCE MAJEURE

9.1           Definition.  As used herein, “Force Majeure Event” means any cause(s) which render(s) a Party wholly or partly unable to perform its obligations under this Agreement (other than obligations to make payments when due), and which are neither reasonably within the control of such Party nor the result of the fault or negligence of such Party, and which occur despite all reasonable attempts to avoid, mitigate or remedy, and shall include acts of God, war, riots, civil insurrections, cyclones, hurricanes, floods, fires, explosions, earthquakes, lightning, storms, chemical contamination, epidemics or plagues, acts or campaigns of terrorism or sabotage, blockades, embargoes, accidents or interruptions to transportation, trade restrictions, acts of any Governmental Authority after the date of this Agreement, strikes and other labor difficulties (other than with respect to its own employees), and other events or circumstances beyond the reasonable control of such Party.  Mechanical breakdown (including a forced outage of the Facility) that continues for more than five consecutive days shall be deemed not to be “Force Majeure Event” unless such mechanical breakdown resulted from or was caused by a separate “Force Majeure Event.”

9.2           Effect.  A Party claiming relief as a result of a Force Majeure Event shall give the other Parties written notice within five Business Days of becoming aware of the occurrence of the Force Majeure Event, or as soon thereafter as practicable, describing the particulars of the Force Majeure Event, and will use reasonable efforts to remedy its inability to perform as soon as possible.  If the Force Majeure Event (including the effects thereof) continues for fifteen consecutive days, the affected Party shall report to the other Parties the status of its efforts to resume performance and the estimated date thereof.  If the Force Majeure Event (including the effects thereof) continues for 180 consecutive days, either Party may terminate this Agreement for convenience.  If the affected Party was not able to resume performance prior to or at the time of the report to the other Party of the onset of the Force Majeure Event, then it will report in writing to the other Party when it is again able to perform.  If a Party fails to give timely notice, the excuse for its non-performance shall not begin until notice is given.

9.3           Limitations.  Any obligation(s) of a Party (other than an obligation to make payments when due) may be temporarily suspended during any period such Party is unable to perform such obligation(s) by reason of the occurrence of a Force Majeure Event, but only to the extent of such inability to perform, provided, that:

(a)           the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; and

(b)           the Party claiming the occurrence of the Force Majeure Event bears the burden of proof.

ARTICLE X
DISPUTE RESOLUTION

10.1           Attempts to Settle.  In the event that a Dispute between the Parties arises under, out of or in relation to, this Agreement, the Parties shall attempt in good faith to settle such Dispute by mutual discussions within fifteen Business Days after the date that an aggrieved Party gives written notice of the Dispute to the other Party.  In the event that a Dispute is not resolved by discussion in accordance with the preceding sentence within the time period set forth therein, the Parties shall refer the Dispute to their respective senior officers for further consideration and attempted resolution within fifteen Business Days after the Dispute has been referred to such individuals (or such longer period as the Parties may agree).

10.2           Resolution by Expert.  If the Parties shall have failed to resolve the Dispute within fifteen Business Days after the date that the Parties referred the Dispute to their senior officers, then, provided the Parties shall so agree, the Dispute may be submitted for resolution by an Expert, such Expert to be appointed by the mutual agreement of the Parties.  Proceedings before an Expert shall be held in Sacramento, California (or any other location agreed to by the Parties).  The Expert shall apply to such proceedings the substantive law of the State of New York in effect at the time of such proceedings.  The decision of the Expert shall be final and binding upon the Parties.  In the event that (a) the Parties cannot agree on the appointment of an Expert within ten Business Days after the date that the Parties agreed to submit the Dispute for resolution by the Expert or (b) the Expert fails to resolve such Dispute within 60 days after the Parties have submitted such Dispute to the Expert, then any Party may file a demand for arbitration in writing in accordance with Section 10.3.

10.3           Arbitration.  Any Dispute that has not been resolved following the procedures set forth in Section 10.1 or 10.2 shall be settled by binding arbitration in Sacramento, California (or any other location agreed to by the Parties) before a panel of three arbitrators.  Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement.  Such arbitration shall be governed by the laws of the State of New York.  If arbitration proceedings have been initiated pursuant to this Section 10.3 and raise issues of fact or law which, in whole or in part, are substantially the same as issues of fact or law already pending in arbitration proceedings involving the applicable Parties, such issues shall be consolidated with the issues in the ongoing proceedings.  THE PARTIES HEREBY AGREE THAT THE PROCEDURES SET FORTH IN THIS ARTICLE X SHALL BE THE EXCLUSIVE DISPUTE RESOLUTION PROCEDURES APPLICABLE TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT AND, EXCEPT AS SET FORTH IN SECTION 10.5, THE PARTIES HEREBY WAIVE ALL RIGHTS TO A COURT TRIAL OR TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT.

10.4           Consequential and Punitive Damages.  Awards of Experts and arbitral panels shall be subject to the provisions of Article VI.

10.5           Finality and Enforcement of Decision.  Any decision or award of an Expert or a majority of an arbitral panel, as applicable, shall be final and binding upon the Parties.  Each of the Parties agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

10.6           Costs.  The costs of submitting a Dispute to an Expert shall be shared equally among the Parties involved in the Dispute, unless the arbitral panel or the Expert determines otherwise.  The costs of arbitration shall be paid in accordance with the decision of the arbitral panel pursuant to the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement.

10.7           Continuing Performance Obligations.  While a Dispute is pending, each Party shall continue to perform its obligations under this Agreement, unless such Party is otherwise entitled to suspend its performance hereunder or terminate this Agreement in accordance with the terms hereof.

ARTICLE XI
CONFIDENTIALITY

Each Party and its Affiliates shall treat as confidential the data and information in their possession regarding the Facility, the other Parties or any Affiliate of any other Party, unless:  (a) the applicable other Party agrees in writing to the release of such data or information; (b) such data or information becomes publicly available other than through the wrongful actions of the disclosing Party or the disclosing Party’s Affiliate; (c) such data or information was in the possession of the receiving Party or the receiving Party’s Affiliate prior to receipt thereof from the disclosing Party with no corresponding confidentiality obligation; or (d) such data or information is required by Law to be disclosed.  Notwithstanding the generality of the foregoing, any Party may disclose data and information to (i) the officers, directors, managers, partners, members, employees and Affiliates of such Party, but only to the extent such Persons have a need to know such information for purposes of permitting such Party to perform its obligations hereunder, (ii) any successors in interest and permitted assigns of such Party, (iii) any actual or potential Financing Parties or actual or potential lenders to PEI or any subsidiary thereof, and (iv) any potential equity investors in such Party or its Affiliates or acquirer or potential acquirer of the Project or all or any of the equity interests in Newco or any subsidiary thereof; provided, that any Person who receives confidential data and information pursuant to an exception contained in clauses (ii) through (iv) of this Article agrees to confidentiality provisions at least as restrictive as the provisions set forth herein.

ARTICLE XII
ASSIGNMENT AND TRANSFER

No Party shall assign this Agreement or any of its rights or obligations hereunder without first obtaining the prior written consent of (a) in the case of Project Company, Kinergy, or (b) in the case of Kinergy, Project Company, provided, that any Party shall be entitled to assign its rights hereunder (as collateral security or otherwise) for financing purposes (including a collateral assignment to any Financing Parties) without the consent of any other Party.

ARTICLE XIII
MISCELLANEOUS

13.1           Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings among the Parties with respect to such subject matter.  Nothing in this Agreement shall be construed as creating a partnership or joint venture between the Parties.

13.2           Counterparts.  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

13.3           Survival.  Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including remedies, limitations on liability, promises of indemnity and payment, and confidentiality.  Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive:  Articles III, VI, VII, X and XI, and Sections 13.3, 13.4, 13.5, 13.6, 13.8 and 13.9.

13.4           Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic and practical effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

13.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

13.6           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any Person or entity not a party hereto, and nothing in this Agreement shall be construed as giving any Person or entity, other than the Parties and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

13.7           Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed sufficiently given (a) upon delivery, if delivered personally, (b) the day the notice is received, if it is delivered by overnight courier or certified or registered mail, postage prepaid, or (c) upon the effective receipt of electronic transmission, facsimile, telex or telegram (with effective receipt being deemed to occur upon the sender’s receipt of confirmation of successful transmission of such notice or communication), to the addresses set forth below or such other address as the addressee may have specified in a notice duly given to sender as provided herein:

If to Kinergy:

Kinergy Marketing, LLC
400 Capitol Mall
Suite 2060
Sacramento, California 95814
Attention: Neil Koehler Telephone: (916) 403-2123 Facsimile: (916) 446-3936

with a copy to:

Kinergy Marketing, LLC
c/o Pacific Ethanol, Inc.
400 Capital Mall
Suite 2060
Sacramento, CA 95814
Attn: General Counsel
Telephone: (916) 403-2130
Facsimile: (916) 403-2785

If to Project Company:

Pacific Ethanol [__________], LLC
c/o JT Miller Group LLC
777 Campus Commons Road #200
Sacramento, CA 95825
Attn: John Miller
Telephone: (916) 565-7422
Facsimile: (916) 565-7423

13.8           Amendment.  No Party hereto shall be bound by any termination, amendment, supplement, waiver or modification of any term hereof unless such Party shall have consented thereto in writing.

13.9           No Implied Waiver.  No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

13.10           Lines of Credit.  Kinergy shall promptly notify Project Company if at any time during the term of this Agreement it does not have lines of credit available to it in an amount of not less than $5,000,000 or if an event of default shall occur and be continuing under any agreement evidencing such lines of credit.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, this Amended and Restated Ethanol Marketing Agreement has been duly executed by the Parties hereto as of the date first written above.

PACIFIC ETHANOL [__________], LLC

By:
Name:
Title:

KINERGY MARKETING, LLC

By:	/s/ Neil M. Koehler
Name: Neil M. Koehler
Title: Chief Executive Officer

[Signature Page to Ethanol Marketing Agreement]

Exhibit A

Form of PEI Guaranty

[Please see attached.]

Form of Parent Guaranty (Amended and Restated Ethanol Marketing Agreement)

[DATE]

Pacific Ethanol [__________], LLC
c/o JT Miller Group LLC
777 Campus Commons Road # 200
Sacramento, CA 95825
Attention: John Miller

Re:           Guaranty of Affiliate Project Party Obligations under Amended and Restated Ethanol Marketing Agreement

Ladies and Gentlemen:

1.           The Guaranty.  For value received, Pacific Ethanol, Inc., a corporation organized under the laws  of Delaware (the “Guarantor”), hereby unconditionally and absolutely guarantees the prompt and complete payment and performance when due, whether by acceleration or otherwise, of all obligations and liabilities, whether now in existence or hereafter arising (the “Obligations”), of Kinergy Marketing, LLC, an Oregon limited liability company (“Affiliate Project Party”), to Pacific Ethanol [__________], LLC, a Delaware limited liability company (“Project Owner”), under the Amended and Restated Ethanol Marketing Agreement, dated as of ________ ___, 2011 (the “Agreement”); provided that the Guarantor’s maximum aggregate liability under this Guaranty shall not exceed the maximum amount which Affiliate Project Party owes Project Owner under the Agreement.

Following any demand by Project Owner for payment hereunder, the Guarantor shall pay, or cause to be paid, such Obligations within five (5) business days of receipt of such demand.  Such payments shall be made to:  [Insert Revenue Account Wire Instructions]

The Guarantor’s obligations hereunder are primary obligations of the Guarantor and are an absolute, unconditional, continuing and irrevocable guaranty of payment and performance and not of collectability, and are in no way conditioned on or contingent upon any attempt to enforce in whole or in part any liabilities and obligations of Affiliate Project Party or any other person.  Each failure by the Guarantor to pay or perform, as the case may be, any amounts due or any obligations under this Guaranty shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

2.           Waivers; Absolute Obligations.  The Guarantor hereby waives notice of acceptance of this Guaranty and notice of any obligation or liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of any such obligation or liability, suit or the taking of other action by Project Owner against, and any other notice to, Affiliate Project Party, the Guarantor or others, notice of entry into the Agreement between Affiliate Project Party and Project Owner and of any amendments, supplements or modifications thereto; or any waiver of consent under the Agreement, including waivers of the payment and performance of the obligations thereunder; and any requirement that suit be brought against, or any other action by Project Owner be taken against, or any notice of default or other notice be given to, or any demand be made on Project Owner or any other person, or that any other action be taken or not taken as a condition to the Guarantor’s liability for the Obligations under this Guaranty or as a condition to the enforcement of this Guaranty against the Guarantor.

Project Owner may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder:  (1) agree with Affiliate Project Party to make any change in the terms of any obligation or liability of Affiliate Project Party to Project Owner, (2) take or fail to take any action of any kind in respect of any security for any obligation or liability of Affiliate Project Party to Project Owner, (3) exercise or refrain from exercising any rights against Affiliate Project Party or others, or (4) compromise or subordinate any obligation or liability of Affiliate Project Party to Project Owner including any security therefor.

The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)	any lack of validity or enforceability of or defect or deficiency applicable to Affiliate Project Party in the Agreement or any other documents executed in connection with the Agreement; or

(b)	any modification, extension or waiver of any of the terms of the Agreement; or

(c)
any change in the time, manner, terms or place of payment of or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Agreement or any other agreement or instrument executed in connection therewith; or

(d)
failure, omission, delay, waiver or refusal by Project Owner to exercise, in whole or in part, any tight or remedy held by Project Owner with respect to the Agreement or any transaction under the Agreement; or

(e)
any change in the existence, structure or ownership of the Guarantor or Affiliate Project Party or Project Owner, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Affiliate Project Party or its assets; or

(f)
any defense arising by reason of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any person, including any discharge of, or bar or stay against collecting, all or any part of the amounts due under this Guaranty (or any interest on all or any part of the amounts due under this Guaranty) in or as a result of any such proceeding, any failure of Project Owner to file a claim in any such proceeding, or the occurrence of any of the following:  (i) the election by Project Owner, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of Title 11 of the United States Code entitled “Bankruptcy” (together with any successor statute, and all rules promulgated thereunder, the “Bankruptcy Code”), (ii) any extension of credit or the grant of any lien or encumbrance under Section 364 of the Bankruptcy Code, (iii) any use of cash collateral under Section 363 of the Bankruptcy Code, or (iv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person; or

(g)
any duty on the part of Project Owner to disclose to the Guarantor any facts Project Owner may now or hereafter know about Affiliate Project Party, regardless of whether Project Owner has reason to believe that any such facts materially increase the risk beyond that which the Guarantor intends to assume, or have reason to believe that such facts are unknown to the Guarantor, or have a reasonable opportunity to communicate such facts to the Guarantor, since the Guarantor acknowledges that the Guarantor is fully responsible for being and keeping informed of the financial condition of Affiliate Project Party and of all circumstances beating on the risk of non-payment of any amounts due or non-performance of any obligations under this Guarantor.

Without limiting the-foregoing, the Guarantor hereby unconditionally and irrevocably waives and relinquishes, to the maximum extent permitted by applicable laws, all rights and remedies accorded to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies.

3.           Bankruptcy Waivers.  The Guarantor hereby irrevocably waives, to the extent it may do so under applicable laws, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of law of similar import, in the event of any Act of Insolvency (as defined in the Agreement)with respect to Project Owner or Affiliate Project Party or any other guarantor or surety.  Specifically, in the event that the trustee (or similar official) in an Act of Insolvency with respect to Affiliate Project Party or any other guarantor or surety or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of the relevant Borrower(s), or any other guarantor or surety under this Guaranty), the Guarantor shall, to the fullest extent it may do so under applicable law, not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Guaranty is an executory contract or a “financial accommodation” that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Sections 365(c)(1), 365(c)(2) or 365(e)(2) of the Bankruptcy Code, or equivalent provisions of the law or regulations of any other jurisdiction with respect to any proceedings or any successor provision of law of similar import.  If an Act of Insolvency with respect to Affiliate Project Party or any other guarantor or surety shall occur, the Guarantor agrees, after the occurrence of such Act of Insolvency, to reconfirm in writing, to the extent permitted by applicable laws, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to proceedings and, to give effect to such waiver, the Guarantor consents, to the fullest extent it may do so under applicable law, to the assumption and enforcement of each provision of this Guaranty by the debtor-in-possession or the trustee in bankruptcy of Affiliate Project Party or of any other guarantor or surety, as the case may be.

4.           No Assignment.  The Guarantor may not assign its rights nor delegate its obligations under this Guaranty, in whole or in part, without prior written consent of Project Owner, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of the Guarantor’s rights and obligations hereunder in whatever form the Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor’s assets and business and that assumes such obligations by contract, operation of law or otherwise.  Upon any such delegation and assumption of obligations, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.  Project Owner may, upon notice to the Guarantor, assign its rights hereunder (including any collateral assignment) without the consent of Guarantor to any person to which it assigns its interests in the Agreement.

5.           Representations and Warranties.  The Guarantor hereby represents and warrants for itself, as of the date hereof, that:

(a)
it is duly organized and validly existing under the laws of its jurisdiction of incorporation, has the corporate power and has obtained all required governmental approvals to comply with and perform its respective obligations under and enter into this Guaranty;

(b)
this Guaranty has been duly authorized and executed by it and constitutes its valid and legally binding obligation enforceable in accordance with its terms, except as enforceability hereof may be limited by bankruptcy, moratorium, insolvency or other similar laws affecting the enforcement of creditor’s rights generally;

(c)
neither the execution and delivery of this Guaranty nor the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent which has not been obtained under, any indenture, mortgage, agreement or other instrument or arrangement to which it is a party or by which it or any of its properties or assets are bound, or violate any of the terms or provisions of its organizational documents (including its bylaws) or any governmental approval, judgment, decree or order or any other applicable law;

(d)	it is, and after giving effect to the transactions contemplated under this Guaranty will be, solvent; and

(e)	it is not executing this Guaranty with any intention to hinder, delay or defraud any of its present or future creditor or creditors.

6.           Subrogation.  Notwithstanding any payment or payments made by the Guarantor or the exercise by Project Owner of any of the remedies provided under this Guaranty or any set-off or application of funds of the Guarantor by Project Owner, the Guarantor hereby waives all rights of subrogation with respect to payments made under this Guaranty until all of the Obligations have been paid in full.  Notwithstanding the foregoing, if any amount shall be paid to the Guarantor on account of such subrogation, such amount shall be held by the Guarantor in trust for Project Owner, segregated from other funds of the Guarantor, and shall be turned over to Project Owner, in the exact form received by the Guarantor (or duly endorsed by the Guarantor to Project Owner, if required) to be applied against such amounts in such order as Project Owner may elect.

7.           Notices.  All demands, notices and other communications provided for hereunder shall, unless otherwise specifically provided herein, (a) be in writing addressed to the party receiving the notice at the address set forth below or at such other address as may be designated by written notice, from time to time, to the other party, and (b) be effective upon receipt, when mailed by U.S. mail, registered or certified, return receipt requested, postage prepaid, facsimile or personally delivered.  Notices shall be sent to the following addresses:

If to Project Owner:

Pacific Ethanol [__________], LLC
c/o JT Miller Group LLC
777 Campus Commons Road # 200
Sacramento, CA 95825Attention: John Miller

If to Guarantor:

Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060
Sacramento, California 95814
Attn: Neil Koehler
Phone:	(916) 403-2123
Fax:	(916) 446-3937

with a copy to

Pacific Ethanol, Inc.
400 Capital Mall, Suite 2060
Sacramento, CA 95814
Attn:	General Counsel
Fax:	(916) 446-3936

8.           Cumulative Remedies; Benefits.  No failure by Project Owner to exercise, and no delay by Project Owner in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Nothing in this Guaranty, express or implied, shall give to any person, other than the parties hereto, and each of their successors and permitted assigns under this Guaranty, any benefit or any legal or equitable right or remedy under this Guaranty.

9.           Reinstatement.  This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations are annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded or repaid by Project Owner upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Affiliate Project Party or any other guarantor, or upon or as a result of the appointment of a receiver or conservator of, or trustee for Affiliate Project Party or any other guarantor or any substantial part of its property or otherwise, all as though such payment or payments had not been made.

10.           Governing Law, etc.  (A) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN OR NEAR NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT ANY OF THE PARTIES HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY IN THE COURTS OF ANY JURISDICTION.

(C) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

11.           Termination.  This Guaranty shall terminate on the earlier of (i) date the Agreement terminates in accordance with the terms thereof and (ii) the date on which the Affiliate Project Party ceases to be an Affiliate of Guarantor.

12.           Survivability.  If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.           Counterparts.  This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Guaranty shall become effective when it has been executed by each of the parties hereto.  Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Guaranty.

[Signature Page Follows]

Very truly yours,

PACIFIC ETHANOL, INC.

By:	__________________________________________

Name: Neil M. Koehler
Title: Chief Executive Officer

Acknowledged and Accepted by:

PACIFIC ETHANOL [__________], LLC

By:	_____________________________________
Name:
Title

Exhibit B

Operating Protocol

Pacific Ethanol [__________], LLC ([___]) will by the end of day Monday each week submit to Kinergy Marketing, LLC (Kinergy) a 12 week production forecast, (see attached example) that includes weekly production and scheduled maintenance downtime. [___] will promptly notify Kinergy of any unscheduled downtime or other event or circumstance that will affect forecasted production.

Kinergy will by end of day Tuesday each week submit to [___] a 12 week sales forecast in a format similar to the production forecast. Kinergy will by end of day Friday each week submit to [___] a weekly Truck and Barge schedule for the following week. Changes to the weekly truck and barge schedule will be communicated to [____] as the changes are identified.

Exhibit C

Certain Customers

Name	Address	Address 2	City	State	ZIP Code
ABI Motor Sports	P.O. Box 3151		Clovis	CA	93613
Archer Daniels Midland Co	P.O. Box 1470		Decatur	IL	62525
Arizona Petroleum	DBA: Colorado Petroleum	4080 Globeville Road	Denver	CO	80216
ArmorStruxx LLC	PO Box 2060		Lodi	CA	95241
Apex Oil Co Inc	23901 Calabasas Road Ste 2090		Calabasas	CA	91302
BP West Coast Products LLC	6 Centerpointe Drive		La Palma	CA	90623-2502
BioUrja Trading LLC	757 N. Eldridge Pkwy Ste 620		Houston	Tx	77079
Big West Oil LLC	P.O. Box 150310		Ogden	UT	84415
Stan Boyett and Son Inc	DBA: Boyett Petroleum	601 McHenry Ave	Modesto	CA	95350
CAF LLC	P.O. Box 1121		Maple Valley	WA	98038
Chevron Products	6000 Bollinger Canyon Rd		San Ramon	CA	94583
CHS Inc.	5500 Cenex Dr		Inner Grove Heights	MN	55077
Conoco Phillips	600 North Dairy Ashford		Houston	TX	77079
Coast Oil Company	4250 Williams Rd		San Jose	CA	95129
DAT's Trucking Inc	321 N Old Hwy 91		Hurricane	UT	84737
ECO Energy	730 Cool Springs Blvd, Ste 130		Franklin	TN	37067
ExxonMobil Oil Corporation	3225 Gallows Rd RM 3B1417		Fairfax	VA	22037-00004
Gavilon Group LLC - Conagra	11 ConAgra Dr Ste 5021		Omaha	NE	68102
Holly Refining and Marketing	Company, LLC	100 Crescent Court, Suite 1600	Dallas	TX	75201
Hunt & Sons, Inc.	5750 S Watt Ave		Sacramento	CA	95829
Idemitsu Apollo Corporation	1831 16th Street		Sacramento	CA	95814
IPC (USA) Inc.	20 Pacifica Ste 650		Irvine	CA	92618
Jaco Oil Co.	P O Box 82515		Bakersfield	CA	93380-2515
Kempler & Co Inc	233 Broadway Ste 2705		New York	New York	10279
Kern Oil & Refining Co.	Attn: Gloria Gutierrez	7724 East Panama Lane	Bakersfield	CA	93307
Lansing Ethanol Services	9900 W 109th St	Ste 400	Overland Park	KS	66210
LiquidTitan LLC	139 South Marina Street		Prescott	AZ	86303
Maverik Inc	P.O. Box 8008	1014 S Washington	Afton	WY	83110-8008
Mieco Inc	301 East Ocean Blvd Ste 1100		Long Beach	CA	90802

Mansfield Oil Company of	Gainesville Inc	1025 Airport Pkwy SW	Gainesville	Georgia	30501-6813
Montana Refining Company Inc	1900 10th St NE		Great Falls	MT	59404
Murex N.A. LTD	5057 Keller Springs Rd	Suite 150	Addison	TX	75001
Noble Americas Corp	333 Ludlow St Suite 1230		Stamford	CT	6902
Nella Oil Co., LLC	2360 Lindbergh Street		Auburn	CA	95602
Navajo Refining Company LLC	100 Crescent Court	Suite 1600	Dallas	TX	75201
New West Petroleum	1831 16Th Street		Sacramento	CA	95811
Propel Biofuels Inc	2317 Broadway Ste 350		Redwood City	CA	94063
Petro Diamond Inc.	18401 Von Karman Ave	Suite 300	Irvine	Ca	92612
Pro Petroleum Inc.	Attn Lisa Owens	P O Box 10128	Lubbock	TX	79416
QuikTrip Corp.	PO Box 3475		Tulsa	OK	74101
River City Petroleum	P O Box 235	840 Delta Lane	West Sacramento	CA	95691
Rebel Oil	2200 South Highland		Las Vegas	NV	89102
Renova Energy LLC	950 W Bannock St Ste 500		Boise	Idaho	83702
R.H. Smith Distributing Co	315 E. Wine Country Road		Grandview	WA	98930
Robinson Oil	955 Martin Avenue		Santa Clara	CA	95050
RPMG Inc	1157 Valley Park Dr #100		Shakopee	MN	55379
Southern Counties Oil Co.	P O Box 4159		Orange	CA	92863-4159
Silver Eagle Refining Inc	2355 So 1100 West		Woods Cross	Utah	84087
Shell Oil Products U.S.	909 Fannin	Plaza Level1	Houston	TX	77010
Sinclair Oil Corporation	550 E South Temple		Salt Lake City	UT	84102
SolJet LLC	DBA DealJet	125 N 53rd Ave	Phoenix	AZ	85043
Space Age Fuel Inc.	P.O. Box 1429		Clackamas	OR	97015
Self-Serve Petroleum	1045 Airport Blvd		South San Francisco	CA	94080
Stinker Stores Inc.	PO Box 7627		Boise	ID	83707
Supreme Oil Co.	PO Box 84717		San Diego	CA	92138
Tesoro Refining and Marketing	19100 Ridgewood Pkwy		San Antonio	TX	78259
Tower Energy Group	1983 West 190th St.	Suite 100	Torrance	CA	90504
Valero Marketing	P O Box 696000		San Antonio	TX	78269-6000
Vitol Incorporated	1100 Louisana Suite 5500		Houston	Texas	77002
Wilcox & Flegel Oil Co	PO Box 69		Longview	WA	98632
Western Ethanol Company LLC	1075 Yorba Place #101		Placentia	CA	92870
Western Refining Co LP	123 W Mills Ave Ste 200		El Paso	Texas	79901
Western Energetix	2360 Lindbergh Street		Auburn	CA	95602

Exhibit D

Benchmarking

PEHC Commodity Price Benchmark Example	June 10, 2011

BENCHMARK

We propose the following example benchmarks and monitor criteria. Modifications to the benchmarks are expected to be made periodically as appropriate to reflect with changes in commodity market environments and in company purchase/sales contract pricing mechanisms.

Commodity/Facility	PEHC actual data	Benchmark	Market Data Provider		Possible Discrepancy Reasons/Noises
ETHANOL
PECOL	Netback ethanol	OPIS Pacific Northwest	Posting as provided by	a)	Fixed price contracts
	sales price		Oil Price	b)	Other Price index
PEMV	Netback ethanol	OPIS Chicago	Information Service	c)	Shipments distribution in a highly volatile market
	sales price		(OPIS)	d)	Other accounting adjustments items
PES	Netback ethanol	OPIS LA CI-90
sales price
CORN
ALL	Corn CBOT	Delivered basis = FOB	Trade West report	a)	Fixed futures as a result of hedge
	equivalent	Midwest + freight		b)	Contracts based on corn futures other than nearby futures (Usually, this happens a couple of weeks before current future contract expires
				c)	Uneven distribution of corn consumptions (such as shut down) in a highly volatile market
WDG/Syrup
ALL	Plant co-product	WDG Value as a % of	FC Stone Co-product	a)	Fixed price contracts
	netback	Plant delivered corn on	report	b)	Hedge activities
		DDG equivalent basis		c)	WDG freight

PEHC Commodity Price Benchmark Example	June 10, 2011

ETHANOL

	Plant Sales Netback		Basis (netback)	Benchmark	Actual vs. Benchmark
PECOL		OPIS PNW
Jan-11	2.42	2.42	(0.04)	2.38	1.4%
Feb-11	2.45	2.50	(0.04)	2.46	-0.2%
Mar-11	2.60	2.63	(0.04)	2.59	0.5%
Apr-11	2.73	2.76	(0.04)	2.72	0.2%

PEMV		OPIS Chicago
Jan-11	2.38	2.32	0.01	2.33	2.1%
Feb-11	2.47	2.43	0.01	2.44	1.5%
Mar-11	2.54	2.50	0.01	2.51	1.2%
Apr-11	2.65	2.65	0.01	2.66	-0.2%

PES		OPISLA CI-90
Jan-11	2.47	2.46	(0.01)	2.45	1.0%
Feb-11	2.57	2.53	(0.01)	2.52	2.1%
Mar-11	2.68	2.66	(0.01)	2.65	0.9%
Apr-11	2.80	2.80	(0.01)	2.79	0.1%

PEHC Commodity Price Benchmark Example	June 10, 2011

CORN

	Plant CBOT Equivalent	Plant basis	Plant Actual Corn dlvd $/bu	Market	Actual vs. Market
PECOL
Jan-11	6.27	0.563	6.83	7.18	(0.35)
Feb-11	6.56	0.595	7.15	7.74	(0.59)
Mar-11	6.68	0.519	7.20	7.64	(0.44)
Apr-11	7.22	0.496	7.71	8.35	(0.64)

PEMV
Jan-11	6.34	0.650	6.99	7.04	(0.06)
Feb-11	6.87	0.650	7.52	7.60	(0.08)
Mar-11	6.90	0.563	7.46	7.50	(0.04)
Apr-11	7.38	0.639	8.02	8.20	(0.18)

PES
Jan-11	6.22	0.656	6.88	7.18	(0.30)
Feb-11	6.76	0.663	7.42	7.74	(0.32)
Mar-11	6.74	0.619	7.36	7.65	(0.28)
Apr-11	7.21	0.687	7.90	8.36	(0.46)

PEHC Commodity Price Benchmark Example	June 10, 2011

CO PRODUCTS

	Plant Co-product $/ton Netback	Plant Co-product DM	Plant Actual Corn dlvd $/bu	Plant Actual Corn dlvd $/ton	WDG Value % of Corn (1)
PECOL
Jan-11	56.62	30%	6.83	243.91	69.2%
Feb-11	56.85	30%	7.15	255.37	66.4%
Mar-11	60.80	31%	7.20	257.06	68.0%
Apr-11	61.97	31%	7.71	275.44	65.3%

PEMV
Jan-11	61.90	32%	6.99	249.48	70.5%
Feb-11	67.04	32%	7.52	268.48	71.0%
Mar-11	69.53	32%	7.46	266.45	74.3%
Apr-11	71.74	32%	8.02	286.40	70.5%

PES
Jan-11	59.21	33%	6.88	245.68	65.4%
Feb-11	59.94	33%	7.42	264.98	61.4%
Mar-11	67.17	33%	7.36	262.95	70.3%
Apr-11	71.47	32%	7.90	282.00	70.5%

(1)DDG equivalent, adjusted to standard 90% dry matter